Exhibit 4.1

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWER.

Principal Amount: $_____	Issue Date: March __, 2016

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, FLUOROPHARMA MEDICAL, INC., a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to the order of __________________ (the “Holder”), with an address at _________, without demand, the sum of ________________ Dollars ($_____), with interest accruing at twelve percent (12%) thereon, on March __, 2017 (the “Maturity Date”), if not sooner voluntarily converted or exchanged as provided herein.

This convertible promissory note (this “Note”) has been entered into pursuant to the terms of a note purchase agreement (the “Purchase Agreement”) dated as of March __, 2016 by and among the Borrower, the Holder and certain other holders of convertible promissory notes (the “Other Notes”), for an aggregate principal amount of up to $1,000,000.  This Note and the Other Notes are sometimes referred to herein as the “Notes.” Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Purchase Agreement. The following terms shall apply to this Note:

ARTICLE I

AUTOMATIC EXCHANGE; INTEREST; CONVERSION; CERTAIN ADJUSTMENTS

1.1           Repayment; Automatic Exchange Upon Subsequent Financing.  All principal and accrued interest under this Note (the “Outstanding Balance”) will automatically convert into the Borrower’s next equity or equity-linked financing (the “Subsequent Financing”), without any action on the part of the Holder, into such securities, including warrants of the Borrower as are issued in the Subsequent Financing, the amount of which shall be determined in accordance with the following formula: (the Outstanding Balance as of the closing of the Subsequent Financing) x (1.25) / (the per security price of the securities sold in the Subsequent Financing).  Notwithstanding the foregoing to the contrary and for sole purpose of calculating the formula in the preceding sentence, the per security price of the securities sold in the Subsequent Financing shall not exceed $0.35. The Holder shall be deemed to be an investor in the Subsequent Financing and subject to the terms of such Subsequent Financing.  The Holder shall be issued the Additional Warrant and granted standard piggyback registration rights in connection with the securities to be issued in any Subsequent Financing. For purposes hereof, the issuance of promissory notes by the Borrower in a transaction with a substantially similar structure to the transactions contemplated by this Note (as determined in good faith by the Borrower’s board of directors) shall not be deemed a Subsequent Financing.

1.2           Interest Payments.  Beginning on the issuance date of this Note, the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to twelve percent (12%), payable upon the earlier of (i) exchange or voluntary conversion of this Note in accordance with the terms hereof and (ii) the Maturity Date.  Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the date of this Note. Furthermore, upon the occurrence of an Event of Default (as defined in Article II hereof), then to the extent permitted by law, the Borrower will pay interest to the Holder on the outstanding principal balance of this Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of sixteen percent (16%) and the maximum applicable legal rate per annum.

1.3           Pari Passu.  All payments made on this Note and the Other Notes and except as otherwise set forth herein all actions taken by the Borrower with respect to this Note and the Other Notes, shall be made and taken pari passu with respect to this Note and the Other Notes.

1.4           Voluntary Conversion; Conversion Price.  The Holder shall have the right, at its option at any time, to convert the principal amount of this Note plus any accrued interest into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by dividing (i) Outstanding Balance to be converted multiplied by 1.25, by (ii) the conversion price of no greater than $0.35 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date this Note is surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”); provided, however, if an Event of Default has occurred and is continuing, the Conversion Price shall be adjusted to $0.15 per share. Holders shall effect conversions by providing the Borrower with written notice of the details of such voluntary conversion, which may be provided by email (“Notice of Conversion”).  The Borrower shall instruct its transfer agent to issue the Conversion Shares no later than five (5) business days following receipt of the Notice of Conversion. Notwithstanding anything contained in this Section 1.4 to the contrary, any voluntary conversions made by the Holder under this Note shall not in any way affect the rights of the Holder to the Additional Warrant.

1.5           Certain Adjustments.

(a)           Adjustments for Stock Splits, Combinations, Certain Dividends and Distributions.  If the Borrower shall, at any time or from time to time after the date hereof, effect a split of the outstanding Common Stock (or any other subdivision of its shares of Common Stock into a larger number of shares of Common Stock), combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, in each event (i) the number of shares of Common Stock for which this Note shall be convertible immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock that a record holder of the same number of shares of Common Stock for which this Note shall be convertible immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Conversion Price then in effect shall be adjusted to equal (A) the Conversion Price then in effect multiplied by the number of shares of Common Stock for which this Note shall be convertible immediately prior to the adjustment divided by (B) the number of shares of Common Stock for which this Note shall be convertible immediately after such adjustment.

(b)           Adjustment for Other Dividends and Distributions. If the Borrower shall, at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in (i) cash, (ii) any evidences of indebtedness, or any other securities of the Borrower or any property of any nature whatsoever, other than, in each case, shares of Common Stock; or (iii) any warrants or other rights to subscribe for or purchase any evidences of indebtedness, or any other securities of the Borrower or any property of any nature whatsoever, other than, in each case, shares of Common Stock, then, and in each event, (A) the number of shares of Common Stock for which this Note shall be convertible shall be adjusted to equal the product of the number of shares of Common Stock for which this Note shall be convertible immediately prior to such adjustment multiplied by a fraction (1) the numerator of which shall  be the last closing bid price per share of the Common Stock at the date of taking such record and (2) the denominator of which shall be such last closing bid price per share of the Common Stock minus the amount allocable to one share of Common Stock of any such cash so distributable and of the fair value (as determined in good faith by the Board) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable, and (B) the Conversion Price then in effect shall be adjusted to equal (1) the Conversion Price then in effect multiplied by the number of shares of Common Stock for which this Note shall be convertible immediately prior to the adjustment divided by (2) the number of shares of Common Stock for which this Note shall be convertible immediately after such adjustment. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Borrower to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 1.5(b) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 1.5(a).

(c)           Adjustments for Reclassification, Exchange or Substitution. If the Common Stock for which this Note shall be convertible at any time or from time to time after the date hereof shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 1.5(a), Section 1.5(b), or a reorganization, merger, consolidation, or sale of assets provided for in Section 1.5(d)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that, upon any subsequent conversion of this Note, the Holder shall have the right to receive, in lieu of Conversion Shares, the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock for which this Note was convertible immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(d)           Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the date hereof there shall be a capital reorganization of the Borrower (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 1.5(a), and Section 1.5(b), or a reclassification, exchange or substitution of shares provided for in Section 1.5(c)), or a merger or consolidation of the Borrower with or into another Borrower where the holders of the Borrower’s outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Borrower’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that, upon any subsequent conversion of this Note, the Holder shall have the right to receive, in lieu of Conversion Shares, the kind and amount of shares of stock and other securities or property of the Borrower or any successor Borrower resulting from the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 1.5(d) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 1.5(d) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(e)           Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Borrower, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections 1.5(a) through (d) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the date hereof) (“Additional Shares of Common Stock”), other than Excluded Stock (as defined below), at a price per share less than the Conversion Price or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

(f)           Issuance of Common Stock Equivalents. The provisions of this Section 1.5(f) shall apply if (a) the Borrower, at any time after the date hereof, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than Excluded Stock, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”), other than Excluded Stock, shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than Conversion Price at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in Section 1.5(e). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(g)           Excluded Stock.  Anything herein to the contrary notwithstanding, the Borrower shall not be required to make any adjustment to the Conversion Price in connection with any issuance of Excluded Stock.  For purposes hereof, “Excluded Stock” means Common Stock or other securities of the Borrower issued or to be issued (i) pursuant to the conversion, exercise or exchange of securities outstanding on the date hereof, (ii) pursuant to the exercise or conversion of any equity securities at an exercise or conversion price equal to or greater than the Conversion Price, (iii) in accordance with the Borrower’s stock option plan or stock purchase plan, or otherwise issued to the Borrower’s employees, consultants or directors in transactions not primarily for equity financing purposes and approved by a majority of the members of the Compensation Committee of the Borrower or the Board of Directors, (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the primary purpose of raising capital, (v) except as otherwise provided herein, and following any applicable adjustment in the Conversion Price, upon the actual issuance of Common Stock or securities convertible into Common Stock at the time of exercise of any rights, options or warrants to purchase Common Stock or any securities convertible into Common Stock, as appropriate, or upon conversion or exchange of securities convertible into Common Stock, (vi) to the extent provided for in the Purchase Agreement or herein, any shares of Common Stock issued as interest or after the date hereof pursuant to the terms therein or herein, or (vii) any non-convertible debt offering arranged by the Borrower, its advisors or bankers.

(h)           Calculations. All calculations under this Section 1.5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 1.5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

 (i)           Notice to Holder.

(i)           Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 1.5, the Borrower shall promptly email to the Holder a notice setting forth the Conversion Price after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)           Notice to Allow Exercise by Holder. If (A) the Borrower shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Borrower shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Borrower shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Borrower shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Borrower is a party, any sale or transfer of all or substantially all of the assets of the Borrower, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Borrower shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Borrower, then, in each case, the Borrower shall cause to be mailed to the Holder at its last address as it shall appear upon the Note Register of the Borrower, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Borrower or any of the Subsidiaries, the Borrower shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

1.5           Miscellaneous.   Principal on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim.  Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

ARTICLE II

EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, subject to any cure periods set forth below, at the option of the Holder hereof, make all sums of principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

2.1           Failure to Pay Principal.  The Borrower fails to pay any installment of principal under this Note within ten (10) business days after such amounts are due.

2.2           Breach of Covenant.  The Borrower breaches any material covenant or other material term of the Purchase Agreement, Transaction Documents or this Note, except for a breach of payment, in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days after written notice to the Borrower from the Holder.

2.3           Breach of Representations and Warranties.  The Borrower is advised by written notice from the Holder that a material representation or warranty of the Borrower made herein or in the Purchase Agreement was false or misleading in any material respect as of the date made and the Closing Date.

2.4           Liquidation. Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of their business.

2.5           Cessation of Operations. Any cessation of operations by Borrower or a Subsidiary.

2.6           Maintenance of Assets.  The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with thirty (30) days after written notice to the Borrower from the Holder.

2.7           Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any Subsidiary or any of its property or other assets for more than $250,000 in excess of the Borrower’s insurance coverage, unless stayed, vacated or satisfied within 60 days.

2.8           Bankruptcy.

(a)           Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; and

(b)           An involuntary petition is filed against Borrower under any bankruptcy statute now or hereafter in effect, and such petition is not dismissed or discharged within 60 days, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

ARTICLE III

MISCELLANEOUS

3.1           Holder’s Conversion Limitations.  The Borrower shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Borrower (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3.1, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Borrower is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3.1 applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Borrower shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.1, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Borrower’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Borrower or (C) a more recent written notice by the Borrower or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Borrower shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Borrower, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note.  The Holder, upon not less than 61 days’ prior notice to the Borrower, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.1, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 3.1 shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Borrower.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

3.2           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.3           Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the terms of the Purchase Agreement.

3.4           Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note may be amended, modified or terminated only by a written instrument executed by the Borrower, on the one hand, and the holders holding a majority of the then outstanding aggregate principal amount of the Notes issued pursuant to the Purchase Agreement, on the other hand.

3.5           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

3.6           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

3.7           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

3.8           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day.

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IN WITNESS WHEREOF, Borrower has caused this Convertible Promissory Note to be signed in its name by an authorized officer as of the date first above written.

FLUOROPHARMA MEDICAL, INC.
By: ________________________________ Name: Thomas H. Tulip Title: CEO and President